Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated June 21, 2017 and Prospectus dated November 9, 2016)

June 21, 2017

US$1,000,000,000 2.500% Notes due June 28, 2022

US$500,000,000 Floating Rate Notes due June 28, 2022

US$1,000,000,000 2.500% Notes due June 28, 2022

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	June 21, 2017

Settlement Date:	June 28, 2017 (T+5)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	June 28, 2022

Interest Rate:	2.500%

Price to Public:	99.837%

Benchmark Treasury:	UST 1.75% due 5/31/22

Benchmark Treasury Price and Yield:	99-29¾ / 1.765%

Re-offer Spread to Benchmark Treasury:	plus 77 basis points

Re-offer Yield:	2.535%

Fees:	25 basis points

All-in Price:	99.587%

Interest Payment Dates:	Payable semi-annually in arrears on June 28 and December 28 of each year, commencing December 28, 2017 subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$995,870,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DQ3

ISIN:	US961214DQ36

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

US$500,000,000 Floating Rate Notes due June 28, 2022

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	June 21, 2017

Settlement Date:	June 28, 2017 (T+5)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	June 28, 2022

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 71 basis points

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable quarterly in arrears on March 28, June 28, September 28 and December 28 of each year, commencing September 28, 2017, subject to Business Day Convention

Interest Reset Dates:	Quarterly on March 28, June 28, September 28 and December 28 of each year, commencing September 28, 2017

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 71 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$498,750,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include June 28, 2017 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DR1

ISIN:	US961214DR19

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated June 21, 2017 and Prospectus dated November 9, 2016)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212 834 4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-645-3751.